Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

American Rebel Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (11)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one share of Common Stock, par value $0.001 per share, and one Warrant to purchase one share of Common Stock (1) (2) (3)	Rule 457(o)			$12,075,000	0.0000927	$1,119.35
	Equity	Common stock $0.001, par value per share, included in Units	Rule 457(o)			(4)
	Equity	Warrants to purchase shares of common stock, included in Units	Rule 457(g)			(5)
	Equity	Shares of common stock issuable upon exercise of warrants (6)	Rule 457(o)			$13,125,002 (7)	0.0000927	$1,399.19
	Equity	Pre-funded Units, each Pre-funded Unit consisting of one Pre-funded Warrant to purchase one share of common stock, and one Warrant to purchase one share of common stock (3)
	Equity	Pre-funded Warrants included in the Pre-funded Units (3)
	Equity	Warrants included in the Pre-funded Units (3)
		Common Stock issuable upon exercise of the Pre-funded Warrants (3)
	Equity	Representatives’ Warrants to Purchase Common Stock	Rule 457(g)			(5)
	Equity	Common Stock issuable upon exercise of Representative’s Warrants	Rule 457(o)			$393,750 (8)	0.0000927	$36.50
Fees Previously Paid								$3,544.01
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$25,593,752		$2,555.04
	Total Fees Previously Paid							$3,544.01
	Total Fee Offsets
	Net Fee Due							$0.00

(1)	Includes Common Stock, or Pre-Funded Warrants, and Warrant to cover the exercise of the option granted to the underwriter.

(2)	Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such additional securities as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.
(3)	The proposed maximum aggregate offering price of the Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and Pre-funded Units, if any, is $12,075,000 (including the option granted to the underwriter).
(4)	Included in the price of the units.
(5)	Because the Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.
(6)	Includes Common Stock which may be issued upon exercise of additional warrants, including Pre-funded Warrants, which may be issued upon exercise of the option granted to the underwriter.

(7)	The warrants are exercisable at a per share price of 125% of the price per Unit in this offering.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $452,813, which is equal to 125% of $ (3% of $ of Units).